Exhibit 2.1

May 13, 2013
DOWNTOWN PROPERTIES HOLDINGS, LLC, a Delaware limited liability company (as Buyer) and MAGUIRE PARTNERS-PLAZA LAS FUENTES, LLC, a Delaware limited liability company (as Seller)
PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS

i

Section 9.21	Certain References	37
Section 9.22	Possession	37
Section 9.23	Time of the Essence	38
Section 9.24	Exclusivity	38

EXHIBITS
Exhibit A           -             Legal Description of the Leasehold Estate
Exhibit A-1        -             Legal Description of the Easement Parcels
Exhibit B           -             Form of Tenant Estoppel Certificate
Exhibit C           -             Form of Assignment and Assumption
Exhibit D           -             Form of Grant Deed
Exhibit E           -             Form of Bill of Sale
Exhibit F           -             Form of Assignment of Leases
Exhibit G           -             Form of Assignment of Contracts
Exhibit H           -             Form of Non-Foreign Affidavit
Exhibit I            -             Form of Tenant Notice
Exhibit J            -             Form of Operating Agreement Notice

SCHEDULES

Schedule 1.1(g)             -             List of Personal Property
Schedule 1.1(i)              -             List of Operating Agreements
Schedule 2.2                  -             List of Material Existing Mortgage Loan Documents

Schedule 4.5(b)(v)	- List of Tenant Improvement Costs to be Paid by Seller

Schedule 4.8(d)	- List of Required Tenant Estoppel Certificates
Schedule 5.1(d)             -             List of Broker Agreements
Schedule 5.1(f)             -             List of Pending Actions
Schedule 5.1(g)             -             List of Violations
Schedule 5.1(h)             -             List of Leases
Schedule 5.1(i)             -             List of Tenant Default Notices

PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS
THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this “Agreement”) is entered into as of May 13, 2013 (the “Effective Date”), by and between MAGUIRE PARTNERS-PLAZA LAS FUENTES, LLC, a Delaware limited liability company (“Seller”), and DOWNTOWN PROPERTIES HOLDINGS, LLC, a Delaware limited liability company (“Buyer”).
W I T N E S S E T H:
WHEREAS, Seller owns the leasehold estate (the “Leasehold Estate”) arising under that certain Amended and Restated Office/Restaurant Air Space Lease (the “Amended and Restated Air Space Lease”) by and between the City of Pasadena (the “City”), as lessor, and Seller, as lessee, executed on May 26, 2011 and recorded in the Official Records of Los Angeles County, California (the “Official Records”) on May 31, 2011 as Instrument No. 2011-0746886 (the Amended and Restated Air Space Lease, as renewed and extended by that certain Memorandum of Renewal of Office/Restaurant Air Space Lease, dated for reference purposes as of November 2, 2011, executed by and between Seller and the City, the “Air Space Lease”), which Air Space Lease demises certain real property located in Pasadena, California more particularly described on Exhibit A attached hereto;
WHEREAS, the Leasehold Estate is a part of a larger mixed-use commercial project commonly known as “Plaza Las Fuentes” which includes an 8-story office building with approximately 193,000 square feet of office and ground floor retail space vested in Seller, a 350‑room hotel currently operated as “The Westin Pasadena” and owned by HEI Pasadena, LLC, a Delaware limited liability company (“Hotel Owner”), two freestanding restaurants vested in Seller, a civic garden and various plazas and other exterior improvements (collectively, the “PLF Project”);
WHEREAS, the Air Space Lease demises air rights and other real property situated above a subterranean parking structure (the “Parking Facility”) that serves the PLF Project and other adjacent property and that is owned by and vested in the City;
WHEREAS, the City currently engages an affiliate of Seller to manage the Parking Facility, and Seller’s affiliate has delegated the operation of the Parking Facility by contract to Ampco System Parking (“AMPCO”); and
WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Property (as hereinafter defined), pursuant to the terms hereof.
NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
PURCHASE AND SALE
Section 1.1    Agreement of Purchase and Sale. Subject to the terms and conditions herein set forth, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, the following (collectively, the “Property”):
(a)    all of Seller’s right, title, interest, claim and estate in and to the Leasehold Estate, together with any other interest held by Seller under the Air Space Lease (the “Leasehold Interest”);
(b)    all of Seller’s right, title, interest, claim and estate in and to each of the easements more particularly described on Exhibit A-1 attached hereto (collectively, the “Easement Parcels”);
(c)    all rights, privileges, rights of way and real property appurtenant to the Leasehold Interest, including, without limitation, all development rights, air rights, and any easements, rights of way or other interest in, on, or under any land, highway, alley, street or right of way abutting or adjoining the Leasehold Estate (all of the foregoing, the “Appurtenant Rights”);
(d)    all of Seller’s right, title and interest in and to all buildings, structures, fixtures and other improvements affixed to or located in, on or about the Leasehold Estate, but excluding fixtures owned by tenants (the property described in this clause (d) of this Section 1.1 being herein referred to collectively as the “Improvements”);
(e)    an option to purchase the air space parcels arising under the Air Space Lease (the “Air Space Option”);
(f)    an option (the “Parking Parcels Option”, and, together with the Leasehold Interest, the Easement Parcels, the Appurtenant Rights and the Air Space Option, the “Real Property”) to purchase the Parking Parcels (as defined in that certain Memorandum of Option No. D recorded in the Official Records on December 3, 1987 as Instrument No. 87-1912800);
(g)    all of Seller’s right, title and interest in and to all tangible personal property located upon the Real Property, including, without limitation, (i) any and all appliances, furniture, carpeting, draperies and curtains, tools and supplies, and other items of personal property owned by Seller (excluding cash and any software, but including data retrievable from Seller’s computer programs regarding the operation and leasing of the Property), located upon and used exclusively in connection with the operation of the Real Property, which personal property excludes any personal property owned by tenants, but includes the personal property listed on Schedule 1.1(g) attached hereto, (ii) all advertising and marketing materials relating solely to the Property, (iii) all books, records, surveys, reports and studies relating solely to the Property and (iv) all assignable plans and specifications for the Improvements (the property described in this clause (g) of this Section 1.1 being herein referred to collectively as the “Personal Property”). None of the Purchase Price (as hereinafter defined) is being paid on account of or allocated to the Personal Property, including the personal property listed on Schedule 1.1(g) attached hereto;
(h)    any and all of Seller’s right, title and interest in, to and under all leases, subleases, licenses and occupancy agreements and amendments and guaranties thereof covering all or any portion of the Real Property to the extent they are in effect on the Closing Date (as hereinafter defined) (the property described in this clause (h) of this Section 1.1 being herein referred to collectively as the “Leases”), together with all rents (including percentage rents), reimbursements of real estate taxes and operating expenses, and other sums due thereunder (the “Rents”) relating to the period from and after the Closing Date and any and all security deposits in Seller’s possession in connection therewith (the “Security Deposits”);
(i)    any and all of Seller’s right, title and interest in, to and under (i) all of the Operating Agreements (as hereinafter defined) listed and described on Schedule 1.1(i) attached hereto and made a part hereof (expressly excluding, however, the Parking Management Agreement and the AMPCO Subcontract, which are separately dealt with at Section 2.5 below, and the portfolio agreements with HCI Systems, Inc. and O’Bryant Electric, respectively (collectively, the “Excluded Operating Agreements”)), which Buyer elects to assume at Closing in accordance with Section 3.5 below (such Operating Agreements to be assigned, the “Assigned Contracts”); (ii) all assignable existing warranties and guaranties (express or implied) issued to Seller in connection with the Improvements or the Personal Property; (iii) all assignable existing permits, licenses, approvals and authorizations issued by any governmental authority in connection with the Property; (iv) the right to the name “Plaza Las Fuentes,” or variations thereof, to the extent Seller has any right in such name(s); (v) to the extent transferable, Property specific URL’s and telephone numbers, if any; and (vi) all assignable entitlements or rights to develop additional improvements on the Real Property (the property described in this clause (i) of this Section 1.1 being sometimes herein referred to collectively as the “Intangibles”); and
(j)    to the extent provided in Section 2.4 below, all of Seller’s right, title and interest accruing or arising on or after the Closing Date in and to the OPA (as hereinafter defined).
Notwithstanding any contrary provision of this Agreement, the following items are expressly excluded from the Property: (A) any tangible or intangible property (including, without limitation, fixtures, personal property or intellectual property) owned by any supplier, vendor or other party under any Operating Agreement, any tenant or occupant under any Lease or any other third party, and (B) any cash on hand or any reserves and other impounds held by any lender (including any servicer) of Seller.
Section 1.2    Certain Definitions.
(a)    As used herein, the term “ECCR” means that certain Agreement for Grant of Easements and Establishment of Covenants, Conditions and Restrictions, dated as of May 26, 2011 and recorded in the Official Records as Instrument Number 20110746887, by and between Seller, HEI Pasadena LLC, a Delaware limited liability company, and the City.

(b)    As used herein, the term “Hotel Airspace” means the “Demised Premises” as defined in that certain Amended and Restated Hotel Air Space Lease, dated for reference purposes as of May 26, 2011, by and between the City, as lessor, and Hotel Owner, as lessee.
(c)    As used herein, the term “Operating Agreements” means all contracts, agreements and indemnities to which Seller or an affiliate of Seller is a party that relate to the upkeep, repair, maintenance or operation of the Real Property and/or Personal Property.
(d)    As used herein, the term “Original Lessee” means Maguire/Thomas Partners/Pasadena Center, Ltd., predecessor-in-interest to Seller, as lessee under the Air Space Lease.
(e)    As used herein, the term “PCDC” means Pasadena Community Development Commission.
Section 1.3    Purchase Price. Seller agrees to sell and Buyer agrees to purchase the Property for the amount of Seventy-Five Million Dollars ($75,000,000.00) (the “Purchase Price”).
Section 1.4    Payment of Purchase Price. The Purchase Price (subject to adjustment as provided herein) shall be payable in full by Buyer in cash by wire transfer of immediately available funds through disbursement to Seller at the Closing (as hereinafter defined) to an account designated by Seller from funds deposited by Buyer with Escrow Agent (as hereinafter defined) in accordance with the terms hereof.
Section 1.5    Opening of Escrow; Deposit. On the Effective Date, Buyer and Seller shall cause an escrow (“Escrow”) to be opened with First American Title Insurance Company (“Escrow Agent”), having its office at 777 South Figueroa Street, Suite 400, Los Angeles, California 90017, Attention: Maurice Neri, by delivery to Escrow Agent of a copy of this Agreement executed by Buyer and Seller. In addition, Seller and Buyer shall execute and deliver to Escrow Agent any additional or supplementary instructions (“Additional Escrow Instructions”) as may be reasonably requested by Escrow Agent and necessary or convenient to implement the terms hereof and close the transactions contemplated hereby, provided such instructions are consistent with and merely supplement this Agreement and shall not in any way modify, amend or supersede this Agreement. If there is any inconsistency between the Additional Escrow Instructions and this Agreement, this Agreement shall govern and control in all respects to the exclusion of any inconsistent or conflicting provisions set forth in the Additional Escrow Instructions. Not later than one Business Day after the date of opening of Escrow, Buyer shall deposit with Escrow Agent the sum of Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Initial Deposit”) in good funds, either by certified bank or cashier’s check or by federal wire transfer. Seller and Buyer agree that One Hundred Dollars ($100.00) (the “Independent Consideration”) of the Initial Deposit shall be immediately released to Seller, having been bargained for as consideration for Seller’s execution and delivery of this Agreement and for Buyer’s right of review, inspection and termination, and agree that such amount is independent of any other consideration or payment provided for herein and, notwithstanding anything to the contrary contained herein, is non-refundable in all events. At the end of the Due Diligence Period (defined in Section 3.2 below), if Buyer has not terminated this Agreement,

Buyer shall deposit an additional Two Million Dollars ($2,000,000) with Escrow Agent (the “Additional Deposit”) in good funds, either by certified bank or cashier’s check or by federal wire transfer. The Initial Deposit (less the Independent Consideration) and the Additional Deposit are referred to collectively herein as the “Deposit”). Escrow Agent shall hold the Initial Deposit and the Additional Deposit in an interest bearing account reasonably acceptable to Seller and Buyer, in accordance with the terms and conditions hereof. All interest earned on the Deposit shall become a part of the Deposit and shall be deemed income of Buyer, and Buyer shall be responsible for the payment of all costs and fees imposed on the Deposit account. The Deposit shall be distributed in accordance with the terms hereof. The failure of Buyer to timely deliver the Initial Deposit or the Additional Deposit shall entitle Seller, at Seller’s sole option in its sole discretion, to terminate this Agreement immediately, and thereafter neither party shall have any liability to the other hereunder except for those provisions hereof which expressly survive the termination of this Agreement. The Initial Deposit is refundable until the end of the Due Diligence Period, at which time it becomes non-refundable, except as specified otherwise herein. The Additional Deposit is non-refundable when made, except as specified otherwise herein. The Deposit shall be disbursed at the Closing or earlier termination of this Agreement in accordance herewith.
Section 1.6    Escrow Agent. Escrow Agent shall hold and dispose of the Deposit in strict accordance with the terms hereof and any Additional Escrow Instructions. Seller and Buyer agree that the duties of Escrow Agent hereunder are purely ministerial in nature and shall be expressly limited to (i) the safekeeping and disposition of the Deposit in accordance herewith and any Additional Escrow Instructions, (ii) the consummation of the Closing in accordance with the terms and provisions hereof and any Additional Escrow Instructions, and (iii) the performance of any other actions expressly and specifically made the responsibility of Escrow Agent hereunder or under any Additional Escrow Instructions. Escrow Agent shall incur no liability in connection with the safekeeping or disposition of the Deposit for any reason other than Escrow Agent’s willful misconduct or negligence. Escrow Agent shall not be responsible for any interest on the Deposit except as is actually earned, or for the loss of any interest resulting from the withdrawal of the Deposit (in accordance with the terms hereof and any Additional Escrow Instructions) prior to the date interest is posted thereon or for any loss caused by the failure, suspension, bankruptcy or dissolution of the institution in which the Deposit is deposited.
Section 1.7    Tax Reporting Person. For purposes of complying with Section 6045 of the Internal Revenue Code of 1986, as amended (the “Code”), Escrow Agent is hereby designated as the “person responsible for closing the transaction,” and also as the “reporting person” for purposes of filing any information returns with the Internal Revenue Service concerning this transaction, as required by law. Escrow Agent shall promptly file all necessary information reports and returns regarding this transaction as required by the Code, including, without limitation, the returns required pursuant to Section 6045 of the Code. Further, Escrow Agent shall indemnify and hold harmless Seller, Buyer and their respective attorneys from and against any and all claims, actions, losses, liabilities, damages, costs and expenses (including attorneys’ fees, charges and disbursements) resulting from Escrow Agent’s failure to file the information returns as provided.

ARTICLE II
TITLE AND SURVEY
Section 2.1    Title Review. Buyer acknowledges receipt prior to the Effective Date from Seller of each of (a) a title commitment (No. NCS-590857-LA2) dated April 11, 2013 issued by First American Title Insurance Company (the “Title Company”), covering the Real Property (as the same may have been updated prior to the Effective Date, the “Title Commitment”), together with copies of all documents referenced in the Title Commitment, and (b) an ALTA/ACSM survey dated April 16, 2013, prepared by RBF Consulting of the Real Property (as the same may have been updated by Buyer prior to the Effective Date, the “Survey”, and together with the Title Commitment and any documents constituting exceptions or restrictions referred to in the Title Report, collectively, the “Title Documents”). Buyer may approve or disapprove the Title Documents by delivering written notice to Seller within five (5) Business Days after the Effective Date (“Buyer’s Title Notice”) and, in the case of Buyer’s disapproval of the Title Documents, specifying each title defect or matter set forth therein for which Buyer is requesting a cure by Seller (“Title Defect”). Buyer’s failure to deliver Buyer’s Title Notice to Seller within the 5-Business Day period set forth above shall be a conclusive presumption that Buyer has approved the Title Documents. Within five (5) Business Days after receipt of Buyer’s Title Notice, Seller shall deliver to Buyer written notice (“Seller’s Title Notice”) of those Title Defects which Seller covenants and agrees to either eliminate or cure to Buyer’s reasonable satisfaction by the Closing Date. Seller’s failure to deliver Seller’s Title Notice to Buyer within the 5-Business Day period specified above shall be deemed to constitute Seller’s election not to eliminate or cure any such Title Defect. If Seller elects (or is deemed to have elected) not to eliminate or cure any Title Defects, Buyer shall have the right, by written notice delivered to Seller by the end of the Due Diligence Period, to either (i) proceed with the purchase and acquire the Property in accordance with this Agreement without adjustment or abatement of the Purchase Price, in which case the Title Defects and the Title Documents shall each thereupon be and be deemed to be approved by Buyer, or (ii) terminate this Agreement, in which case the Initial Deposit (less the Independent Consideration) will be returned to Seller. Buyer’s failure to deliver any written notice by the end of the Due Diligence Period shall be a conclusive presumption that Buyer has approved the Title Documents.
Section 2.2    Permitted Exceptions. “Permitted Exceptions” shall mean: except as expressly provided below, (A) all matters of record and/or set forth in any of the Title Documents which are reviewed and approved (or deemed approved) by Buyer pursuant to Section 2.1 above; (B) matters affecting title created by or with the consent of Buyer; (C) liens to secure general or special taxes and assessments not yet due and payable as of the Closing; and (D) rights of tenants or occupants pursuant to the Leases; provided that Permitted Exceptions shall not include, and Seller shall remove (or cause to be removed) at Seller’s sole cost and expense on or prior to the Closing Date, any liens for monetary obligations voluntarily incurred by Seller (other than general or special assessments not yet due and payable as of the Closing ), including the existing mortgage loan (the “Existing Mortgage Loan”) and the documents related thereto encumbering the Real Property. All material loan documents relating to the Existing Mortgage Loan are listed on Schedule 2.2 attached hereto.

Section 2.3     Conveyance of Title. At the Closing, Seller shall convey and transfer to Buyer, all of Seller’s right, title and interest in and to the Real Property, by execution and delivery of the Assignment and Assumption (as hereinafter defined) and the Grant Deed (as hereinafter defined). Evidence of delivery of the foregoing shall be the issuance by the Title Company, or another national title company acceptable to each of Seller and Buyer in their sole discretion, of an ALTA 2006 Owner’s Policy of Title Insurance (the “Title Policy”) covering the Real Property, in the full amount of the Purchase Price, subject only to the Permitted Exceptions and the Title Defect(s) which Seller has agreed to satisfy under Section 2.1 above.
Section 2.4    Owner Participation Agreement. At the Closing, those rights, options (including, without limitation, the options to purchase the Parking Facility set forth in Section 719) and obligations of Seller pertaining to the Real Property under that certain Second Amended and Restated Owner Participation Agreement dated as of December 1, 1985 by and between PCDC and Original Lessee, as modified by that certain First Implementation Agreement to Second Amended and Restated Owner Participation Agreement dated as of January 30, 1987 by and between PCDC and Original Lessee, that certain Second Implementation Agreement to Second Amended and Restated Owner Participation Agreement dated as of November 30, 1987 by and between PCDC and Original Lessee and that certain Third Implementation Agreement to Second Amended and Restated Owner Participation Agreement dated as of February 25, 1991 by and between PCDC and Original Lessee (as amended, the “OPA”) shall be assigned to and assumed by Buyer pursuant to an assignment and assumption agreement in the form, if any, required by the OPA (the “OPA Partial Assignment”). Notwithstanding any contrary provision of this Agreement, in no event shall the OPA Partial Assignment include an assignment to Buyer of any rights or obligations pertaining to the Hotel Airspace.
Section 2.5    Parking Agreements. As soon as reasonably practicable following the Closing, Seller shall utilize commercially reasonable efforts to obtain the City’s consent to the assignment by Maguire Properties-Plaza Las Fuentes Services, LLC, a Delaware limited liability company (“Parking Manager”), of all of Parking Manager’s right, title and interest in and to that certain Amended and Restated Agreement for Management, Rental, Operation and Maintenance of Parking Facility, No. 13,054, dated as of November 30, 1987 for the Parking Facility (as amended by that certain First Amendment to Amended and Restated Agreement for Management, Rental, Operation and Maintenance of Parking Facility dated as of March 29, 1999 and as assigned, the “Parking Management Agreement”), with the City. Provided that the City’s consent to the assignment of the Parking Management Agreement is obtained, promptly following the City’s execution and delivery to Seller of a written instrument evidencing such consent, Seller shall cause Parking Manager to assign all of its right, title and interest in and to the Parking Management Agreement to Buyer, and Buyer shall assume all of Parking Manager’s obligations thereunder, pursuant to an assignment and assumption agreement prepared by Seller and approved by Buyer, which approval shall not be unreasonably withheld, conditioned or delayed. No later than five (5) days prior to the end of the Due Diligence Period, Seller shall deliver the proposed form of such assignment and assumption agreement to Buyer, for its approval, which approval shall not be unreasonably withheld, conditioned or delayed. Buyer’s failure to approve or disapprove the proposed form of such assignment and assumption agreement by the end of the Due Diligence Period shall be and be deemed to be Buyer’s approval thereof. Substantially concurrently with such assignment and assumption of the Parking Management Agreement, Seller shall cause MPG Office, L.P., a Maryland limited partnership, as Seller’s agent (“Manager”), to transfer all of its right, title and interest in and to that certain Parking Facility Operator Agreement with AMPCO, dated as of January 1, 2011 (as amended by that certain First Amendment to Parking Facility Operator Agreement, dated as of January 1, 2012, the “AMPCO Subcontract”) to Buyer, and Buyer shall assume all of Manager’s obligations under the AMPCO Subcontract, pursuant to an assignment and assumption agreement prepared by Seller and approved by Buyer, which approval shall not be unreasonably withheld, conditioned or delayed.
ARTICLE III
INSPECTION OF PROPERTY; ACTIONS PRIOR TO CLOSING
Section 3.1    Access.
(a)    From and after the Effective Date until the first to occur of (i) the termination of this Agreement or (ii) the Closing, Buyer and its employees, agents, representatives, consultants and contractors (each a “Buyer Representative”) shall have reasonable access to the Property during regular business hours or such other times agreed upon by Seller for the sole purpose of making visual observations of the Property or any portion thereof (collectively, the “Observation Activities”) in accordance with the terms and conditions of this Section 3.1. All Observation Activities shall be at Buyer’s sole cost and expense and risk and neither Buyer nor any Buyer Representative may enter upon the Property for the purpose of conducting any Observation Activities or for any other reason without (i) having given Seller written notice of its intention to enter the Property at least two (2) Business Days before such entry and (b) Seller having obtained the permission of the relevant tenant(s) to such entry (to the extent required under the terms of any relevant lease encumbering the Property). Seller may, at its option, in its sole discretion, impose reasonable conditions and restrictions on Buyer’s and/or any Buyer Representative’s right to enter the Property and Buyer agrees to comply, and to cause each Buyer Representative to comply, with any such conditions and restrictions in exercising its rights hereunder. Without limiting the foregoing, Seller may, at its option, in its sole discretion, require that an employee or representative of Seller accompany Buyer and any Buyer Representative during any entry by Buyer and/or any Buyer Representative on the Property. In conducting or performing any Observation Activities, neither Buyer nor any Buyer Representative shall disrupt or disturb the ongoing operation of the Property or contact any occupants of the Property without first obtaining the written consent thereto of Seller, which consent may be granted or withheld in Seller’s sole and absolute discretion. Notwithstanding anything to the contrary herein, neither Buyer nor any Buyer Representative shall have the right to conduct (and neither shall conduct) any physically invasive inspections or tests of the Property or any portion thereof.
(b)    Before entering the Property, Buyer shall obtain and maintain, and shall cause each Buyer Representative to maintain (and shall deliver to Seller evidence thereof) at Buyer’s sole cost and expense, general liability insurance, from an insurer reasonably acceptable to Seller, in the minimum amount of Two Million Dollars ($2,000,000) combined single limit for personal injury and property damage per occurrence, such policy(ies) to name Seller as an additional insured party, which insurance shall provide coverage against any claim for personal injury or property damage caused by Buyer and/or any Buyer Representative in connection with any Observation Activities. Such policy(ies) must provide that the insurer waives any right of subrogation against Seller.
(c)    Buyer shall indemnify, defend and hold harmless Seller and any officer, director, employee, trustee, shareholder, partner, member, principal, parent, subsidiary or other affiliate of Seller, as well as any officer, director, employee, trustee, shareholder, partner, member or principal of any such parent, subsidiary or other affiliate and the respective successors and assigns of each of the foregoing (collectively, the “Seller Indemnitees”), from and against all claims, actions, losses, liabilities, damages, costs and expenses (including attorneys’ fees, charges and disbursements), incurred, suffered by or claimed against Seller and/or any of the Seller Indemnitees by reason of any damage to the Property or injury to persons (including Buyer’s employees and any employees of any Buyer Representative) arising out of or in any way connected with Buyer’s and/or any Buyer Representative’s entry upon the Property and/or performance of any Observation Activities, except to the extent (i) caused by the gross negligence or willful misconduct of any of the Seller Indemnitees or (ii) arising from or related to the discovery of a pre-existing condition (including environmental) with respect to the Property or any portion thereof (a “Pre-Existing Condition”) (whether or not such Pre-Existing Condition was first made known by Buyer’s or any Buyer Representative’s Observation Activities), unless Buyer’s or any Buyer’s Representative’s entry upon the Property or Observation Activities exacerbate or worsen any such Pre-Existing Condition. The provisions of this Section 3.1 shall survive the termination of this Agreement or the Closing, as applicable.
Section 3.2    Diligence Matters. The “Due Diligence Period” means the period of time ending at 5:00 p.m. Pacific Time on May 28, 2013. Prior to the end of the Due Diligence Period, Buyer or affiliates of Buyer and their respective agents will have had the right and opportunity to review and inspect all matters relating to the Property which Buyer determined to be relevant or necessary (collectively, the “Due Diligence Matters”), including, without limitation, (i) the visual inspection of the Real Property, including, without limitation, the environmental condition thereof and engineer’s and architect’s reports relating thereto, (ii) such documents, records, files and reports concerning the Property, including, without limitation, copies of the Leases, Operating Agreements, permits, licenses, certificates of occupancy, plans and specifications, surveys, property tax bills and reports concerning the environmental and physical condition of the Property and insurance certificates related to the Property (collectively, the “Property Documents”), and (iii) the legal status of the Property, including, without limitation, with respect to the compliance of the Property with applicable laws and those matters set forth on Schedule 5.1(f) attached hereto, in each case (i.e., with respect to clauses (i) through (iii) above) as deemed relevant or necessary by Buyer. Buyer also acknowledges that certain (if not all) Property Documents were made available via an online data site established for the transaction contemplated by this Agreement (the “Virtual Data Room”). Buyer further acknowledges and understands that all Property Documents made available by Seller were only for Buyer’s convenience in making its own examination and determination prior to the Effective Date as to whether it wished to enter into this Agreement for the purchase the Property, and, in so doing, Buyer will have relied exclusively upon its own independent investigation and evaluation of the Property and not on any materials supplied by Seller.
If, by the end of the Due Diligence Period, Buyer has disapproved any of the Due Diligence Matters and/or the physical, legal, environmental or economic condition of the

Property by providing Seller with written notice of such disapproval, this Agreement shall terminate without any liability on the part of either party except for any obligations on the part of Buyer that survive the termination of this Agreement, including, without limitation, Buyer’s indemnity obligations under Section 3.1(c). In the event of such termination, the Deposit shall be returned to Buyer. If by the end of the Due Diligence Period Buyer has not disapproved any of the Due Diligence Matters by providing Seller written notice of such disapproval, then there shall be a conclusive presumption that Buyer has approved the Due Diligence Matters.
Section 3.3    Environmental Reports. BUYER ACKNOWLEDGES THAT ANY ENVIRONMENTAL REPORTS MADE AVAILABLE TO BUYER BY SELLER OR ITS AGENTS OR CONSULTANTS WERE MADE AVAILABLE SOLELY AS AN ACCOMMODATION TO BUYER AND MAY NOT BE RELIED UPON BY BUYER IN CONNECTION WITH THE PURCHASE OF THE PROPERTY, IT BEING UNDERSTOOD, HOWEVER, THAT TO THE EXTENT BUYER HAS OR MAY HEREINAFTER, AT ITS SOLE COST AND EXPENSE, RETAIN THE CONSULTANT(S) UNDER SUCH ENVIRONMENTAL REPORTS TO PROVIDE NEW REPORTS OR SUPPLEMENTS TO EXISTING REPORTS, SUCH NEW REPORTS OR SUPPLEMENTS SO OBTAINED BY BUYER MAY BE RELIED UPON BY BUYER IN CONNECTION WITH THE PURCHASE OF THE PROPERTY. BUYER AGREES THAT SELLER SHALL HAVE NO LIABILITY OR OBLIGATION WHATSOEVER FOR ANY INACCURACY IN OR OMISSION FROM ANY ENVIRONMENTAL REPORT AND/OR ANY OF SUCH NEW REPORTS AND/OR SUPPLEMENTS. BUYER, UPON THE CLOSING, SHALL IRREVOCABLY AND UNCONDITIONALLY WAIVE AND BE DEEMED TO HAVE IRREVOCABLY AND UNCONDITIONALLY WAIVED, RELINQUISHED AND RELEASED SELLER AND ANY OFFICER, DIRECTOR, AGENT, EMPLOYEE, TRUSTEE, SHAREHOLDER, PARTNER, MEMBER, PRINCIPAL, PARENT, SUBSIDIARY OR AFFILIATE OF SELLER, AS WELL AS ANY OFFICER, DIRECTOR, AGENT, EMPLOYEE, TRUSTEE, SHAREHOLDER, PARTNER, MEMBER OR PRINCIPAL OF ANY SUCH PARENT, SUBSIDIARY OR AFFILIATE AND THE RESPECTIVE SUCCESSORS AND ASSIGNS OF EACH OF THE FOREGOING (COLLECTIVELY, THE “SELLER PARTIES”) FROM AND AGAINST ANY AND ALL CLAIMS, ACTIONS, LOSSES, LIABILITIES, DAMAGES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES, CHARGES AND DISBURSEMENTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER OR THE SELLER PARTIES AT ANY TIME BY REASON OF OR ARISING OUT OF ANY SUCH REPORTS, NEW REPORTS OR SUPPLEMENTS. IN CONNECTION THEREWITH, BUYER EXPRESSLY WAIVES ALL RIGHTS UNDER CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES THAT:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
BUYER’S INITIALS: DL

BUYER ACKNOWLEDGES THAT BUYER WILL HAVE CONDUCTED PRIOR TO THE END OF THE DUE DILIGENCE PERIOD, ITS OWN INVESTIGATION OF THE ENVIRONMENTAL CONDITION OF THE PROPERTY TO THE EXTENT BUYER DEEMS SUCH AN INVESTIGATION TO BE NECESSARY OR APPROPRIATE.
Section 3.4    Tenant Estoppels. Promptly after the end of the Due Diligence Period, Seller shall request from each of the tenants under a Lease an estoppel certificate in substantially the form of Exhibit B attached hereto or, if such tenant’s Lease attaches or prescribes a form of, or content of, an estoppel certificate, Seller shall request from such tenant an estoppel certificate conforming thereto (collectively, “Tenant Estoppel Certificates”).
Section 3.5    Operating Agreements. Notwithstanding anything to the contrary herein, on or prior to 12:00 p.m. Pacific Time on May 22, 2013, Buyer shall deliver written notice to Seller identifying, in sufficient detail, each of the Operating Agreements set forth on Schedule 1.1(i) hereto (expressly excluding the Excluded Operating Agreements) that Buyer desires to assume at Closing (for the avoidance of doubt, Buyer shall irrevocably be deemed to have elected not to assume any Operating Agreement set forth on Schedule 1.1(i) hereto that is not identified in such notice). If Buyer fails to deliver such written notice to Seller on or prior to May 21, 2013, Buyer shall irrevocably be deemed to have elected not to assume any of the Operating Agreements set forth on Schedule 1.1(i) hereto. Except for the Parking Management Agreement and the AMPCO Subcontract, which are separately dealt with at Section 2.5 above, Seller (a) shall terminate all Operating Agreements (a) between Seller and Seller’s property manager and leasing agent with respect to the Property, (b) between Seller and an affiliate of Seller, and (c) which Buyer elects not to assume in accordance with the immediately preceding sentence, and (b) shall terminate, with respect to the Property only, all Operating Agreements which relate to one or more properties in addition to the Property, in each case effective as of the Closing.
ARTICLE IV
CLOSING
Section 4.1    Time and Place. Subject to the provisions hereof, the consummation of the transactions contemplated hereby (the “Closing”) shall take place on July 9, 2013, or on such other subsequent date as the parties hereto may mutually agree in writing. Notwithstanding the foregoing, Seller may elect, in its sole discretion, upon not less than ten (10) days’ prior notice to Buyer, for the Closing to occur on June 28, 2013. At the Closing, Seller and Buyer shall perform the obligations set forth in Section 4.2 and Section 4.3, respectively, the performance of which obligations shall be concurrent conditions to the Closing, and Escrow Agent shall perform the actions set forth in Section 4.4. The Closing shall be consummated through the Escrow administered by Escrow Agent pursuant to this Agreement and any Additional Escrow Instructions executed by Buyer and Seller pursuant to Section 1.5. As used herein, the “Closing Date” shall mean the date upon which the Closing actually occurs.
Section 4.2    Closing Deliveries and Actions by Seller. At least one (1) Business Day prior to the Closing Date, Seller, at its sole cost and expense, shall deliver or cause to be delivered into Escrow the following documents and instruments, each duly executed (and acknowledged as applicable) and dated as of the Closing Date, in addition to all other items and payments required hereby to be delivered by Seller at the Closing:
(a)    an original counterpart of an assignment and assumption of the Air Space Lease (the “Assignment and Assumption”), in the form attached hereto as Exhibit C;
(b)    an original grant deed (the “Grant Deed”), in the form attached hereto as Exhibit D;
(c)    two (2) original counterparts of a bill of sale (the “Bill of Sale”), in the form attached hereto as Exhibit E;
(d)    two (2) original counterparts of an assignment and assumption agreement with respect to the Leases (the “Assignment of Leases”), in the form attached hereto as Exhibit F;
(e)    two (2) original counterparts of an assignment and assumption agreement with respect to the Assigned Contracts (the “Assignment of Contracts”), in the form attached hereto as Exhibit G;
(f)    an original counterpart of the OPA Partial Assignment;
(g)    such evidence as the Title Company may reasonably require as to (i) the authority of the person or persons executing documents on behalf of Seller and (ii) Seller’s authority to sell the Property to Buyer pursuant hereto;
(h)    (i) an original certificate (the “Non-Foreign Affidavit”), in the form attached hereto as Exhibit H, and (ii) an original certificate under Section 18662 of the California Revenue and Taxation Code (the “CALFIRPTA Certificate”);
(i)    such affidavits (including, without limitation, an owner’s affidavit and a so-called gap affidavit and indemnity) as may be customarily and reasonably required by the Title Company, in a form reasonably acceptable to Seller;
(j)    a counterpart of the Closing Statement (as hereinafter defined); and
(k)    a declaration of documentary transfer tax.
In addition, on or before the Closing Date (except as otherwise expressly provided below), Seller, at its sole cost and expense, shall deliver or cause to be delivered to Buyer outside of Escrow, the following:
(l)    in the event that any representation or warranty of Seller set forth in Section 5.1 needs to be modified due to changes since the Effective Date, a certificate, dated as of the Closing Date, identifying any representation or warranty which is no longer true and correct and explaining the state of facts giving rise to the change. In no event shall Seller be liable to Buyer for, or be deemed to be in default hereunder by reason of, any breach of a representation or warranty set forth in Section 5.1 which results from any change that (x) occurs between the Effective Date and the Closing Date and is expressly permitted under the terms hereof, or (y) occurs between the Effective Date and the Closing Date and is beyond the reasonable control of Seller to prevent; provided, however, that the occurrence of a change which is beyond the reasonable control of Seller to prevent shall, if materially adverse to Buyer or the Property, constitute the non-fulfillment of the condition set forth in Section 4.8(b). In the event that, despite changes or other matters described in such certificate, the Closing occurs, Seller’s representations and warranties set forth herein shall be deemed to have been modified by all statements made in such certificate;
(m)    an original counterpart of a notice (the “Tenant Notice”), in the form attached hereto as Exhibit I, a fully executed copy of which Buyer shall send to each tenant under each of the Leases promptly after the Closing Date (which obligation of Buyer shall survive the Closing);
(n)    an original counterpart of a notice (the “Operating Agreement Notice”), in the form attached hereto as Exhibit J, a fully executed copy of which Buyer shall send to each service provider under the Assigned Contracts promptly after the Closing Date (which obligation of Buyer shall survive the Closing);
(o)    such additional documents and items as shall be reasonably required to consummate the transactions contemplated hereby, including, without limitation, keys or codes to locks on the Property (which items shall be delivered to Buyer on the Closing Date or as promptly thereafter as practicable at the Property or otherwise); and
(p)    originals (to the extent originals are in Seller’s possession or control, or photocopies if originals are not in Seller’s possession or control), including electronic versions if any, of the Leases, the Assigned Contracts and Intangibles, together with such leasing and property files, records, plans, specifications and surveys located at the Property or the property manager’s office which are material in connection with the continued operation, leasing and maintenance of the Property (which items shall be delivered to Buyer on the Closing Date or as promptly thereafter as practicable at the Property or otherwise), but excluding Seller’s limited liability company, partnership or corporate records, internal memoranda, financial projections, budgets, appraisals, accounting and income tax records and similar proprietary, confidential or privileged information.
Section 4.3    Closing Deliveries and Actions by Buyer. At least one (1) Business Day prior to the Closing Date, Buyer, at its sole cost and expense, shall (x) deposit with Escrow Agent immediately available funds in an amount equal to the Purchase Price (less the Deposit), as increased or decreased by prorations and adjustments as herein provided and otherwise sufficient to close the transactions contemplated hereby; and (y) deliver or cause to be delivered into Escrow the following documents and instruments, each duly executed (and acknowledged as applicable) and dated as of the Closing Date, in addition to all other items and payments required hereby to be delivered by Buyer at the Closing:
(a)    an original counterpart of the Assignment and Assumption, in the form attached hereto as Exhibit C;

(b)    two (2) original counterparts of the Assignment of Leases;
(c)    two (2) original counterparts of the Assignment of Contracts;
(d)    an original counterpart of the OPA Partial Assignment;
(e)    such evidence as Title Company may reasonably require as to (i) the authority of the person or persons executing documents on behalf of Buyer and (ii) Buyer’s authority to purchase the Property from Seller pursuant hereto;
(f)    such affidavits as may be customarily and reasonably required by Title Company, in a form reasonably acceptable to Buyer; and
(g)    a counterpart of the Closing Statement.
In addition, on or before the Closing Date, Buyer, at its sole cost and expense, shall deliver or cause to be delivered to Seller outside of Escrow, the following:
(h)    in the event that any representation or warranty of Buyer set forth in Section 5.5 needs to be modified due to changes since the Effective Date, a certificate, dated as of the Closing Date, identifying any such representation or warranty which is no longer true and correct and explaining the state of facts giving rise to the change. In no event shall Buyer be liable to Seller for, or be deemed to be in default hereunder by reason of, any breach of a representation or warranty set forth in Section 5.5 which results from any change that (i) occurs between the Effective Date and the Closing Date and is expressly permitted under the terms hereof, or (ii) occurs between the Effective Date and the Closing Date and is beyond the reasonable control of Buyer to prevent; provided, however, that the occurrence of a change which is beyond the reasonable control of Buyer to prevent shall, if materially adverse to Seller, constitute the non-fulfillment of the condition set forth in Section 4.9(c). In the event that, despite changes or other matters described in such certificate, the Closing occurs, Buyer’s representations and warranties set forth herein shall be deemed to have been modified by all statements made in such certificate; and
(i)    such additional documents as shall be reasonably required to consummate the transactions contemplated hereby.
Section 4.4    Actions by Escrow Agent. Provided that Escrow Agent shall not have received written notice from Buyer or Seller of the failure of any condition to the Closing or of the termination of the Escrow and this Agreement in accordance with the terms hereof, on the Closing Date, when Escrow Agent shall have confirmed that Buyer and Seller have deposited into Escrow the documents and funds required hereby and the Title Company is irrevocably and unconditionally committed to issue the Title Policy in accordance with the terms hereof, Escrow Agent shall, in the order and manner herein below indicated, take the following actions:
(a)    Funds. Disburse all funds as follows:
(i)    pursuant to the Closing Statement, retain for Escrow Agent’s own account all escrow fees and costs (if any), disburse to the Title Company the fees and expenses incurred in connection with the issuance of the Title Policy and disburse to any other persons or entities entitled thereto the amount of any other Closing Costs (as hereinafter defined);
(ii)    pursuant to the Closing Statement and a payoff or other demand statement to be obtained by Seller from the lender or servicer (the “Existing Mortgage Lender”) under the Existing Mortgage Loan and delivered to Escrow Agent prior to the Closing, disburse to the Existing Mortgage Lender the amount required to pay off the outstanding balance of the Existing Mortgage Loan in full;
(iii)    pursuant to a payoff or other demand statement to be obtained by Seller from the lender or servicer (the “Existing Mezzanine Lender”) under a mezzanine loan made to the owner of the sole membership interest in Seller and not secured by a lien or interest in the Property (the “Existing Mezzanine Loan”) and delivered to Escrow Agent prior to the Closing, disburse to the Existing Mezzanine Lender the amount required to fully satisfy the outstanding balance of the Existing Mezzanine Loan;
(iv)    pursuant to the Closing Statement, disburse to Seller an amount equal to the Purchase Price, (A) less or plus the net debit or credit to Seller by reason of the adjustments, prorations and allocations of Closing Costs provided for herein and (B) less the amounts to respectively be paid to the Existing Mortgage Lender pursuant to clause (ii) above and to the Existing Mezzanine Lender pursuant to clause (iii) above;
(v)    make any other disbursements required pursuant to the Closing Statement; and
(vi)    disburse to the party who deposited the same any remaining funds in the possession of Escrow Agent after payments pursuant to clauses (i), (ii), (iii), (iv) and (v) above have been completed;
(b)    Recording. Cause the Assignment and Assumption, the Grant Deed, the OPA Assignment and any other documents which the parties hereto may mutually direct to be recorded in the Official Records and obtain conformed copies thereof for distribution to Buyer and Seller;
(c)    Delivery of Documents. Deliver: (x) to Seller (i) one (1) original of each of the Assignment of Leases, the Bill of Sale and the Assignment of Contracts, (ii) one (1) copy of each of the Non-Foreign Affidavit and the CALFIRPTA Certificate and (iii) one (1) conformed copy of the Assignment and Assumption, the Grant Deed, the OPA Assignment and any other document recorded pursuant to the terms hereof; and (y) to Buyer (i) one (1) original of each of the Assignment of Leases, the Bill of Sale and the Assignment of Contracts, (ii) the original of each of the Non-Foreign Affidavit and the CALFIRPTA Certificate and (iii) one conformed copy of the Assignment and Assumption, the Grant Deed, the OPA Assignment and any other document recorded pursuant to the terms hereof; and
(d)    Title Policy. Cause Title Company to issue to Buyer the Title Policy.
Section 4.5    Credits and Prorations.

(a)    Except as set forth in Section 4.5(b) below, all income and expenses of the Property shall be apportioned as of 12:01 a.m., on the Closing Date, as if Buyer were vested with title to the Property during the entire day upon which the Closing occurs. Subject to the provisions of this Section 4.5, such prorated items shall include, without limitation, the following: (i) all Rents; (ii) taxes and assessments (including personal property taxes on the Personal Property) levied against the Property; (iii) utility charges for which Seller is liable, if any, such charges to be apportioned at the Closing on the basis of the most recent meter reading occurring prior to the Closing (dated not more than fifteen (15) days prior to the Closing Date) or, if unmetered, on the basis of a current bill for each such utility; (iv) all amounts payable under brokerage agreements and Assigned Contracts, pursuant to the terms hereof; and (v) any and all other operating expenses or other items pertaining to the Property which are customarily prorated between a purchaser and a seller in Los Angeles County, California.
(b)    Notwithstanding anything to the contrary contained in Section 4.5(a):
(i)    At the Closing, (A) the amount of any Security Deposits actually held by Seller pursuant to the Leases shall be credited to the account of Buyer (to the extent such Security Deposits have not theretofore been applied against delinquent Rents or otherwise as provided in the Leases), and (B) the amount of all refundable cash or other deposits posted with utility companies serving the Property, shall be credited to the account of Seller. If Seller is the beneficiary under any letters of credit held by Seller as a tenant security deposit, then Seller and Buyer shall cooperate to cause such letters of credit to be transferred to Buyer at the Closing or, if unable to accomplish by the Closing Date, as soon as reasonably practicable thereafter. Buyer shall bear all costs and expenses required to transfer any such letters of credit (other than Seller’s own internal costs and expenses and the costs and expenses of Seller’s counsel). Buyer and Seller agree that the transfer to Buyer of any such letters of credit held by Seller shall not be a condition precedent to Buyer’s obligation to proceed with the Closing.
(ii)    Any taxes paid at or prior to the Closing Date shall be prorated based upon the amounts actually paid. If taxes and assessments due and payable during the year in which the Closing Date occurs have not been paid before the Closing, Seller shall be charged at the Closing an amount equal to that portion of such taxes and assessments which relates to the period before the Closing Date and Buyer shall pay the taxes and assessments prior to their becoming delinquent. Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed. To the extent that the actual taxes and assessments for the current year differ from the amount apportioned at the Closing, the parties shall make all necessary adjustments by appropriate payments between themselves within thirty (30) days after such amounts are determined following the Closing, subject to the provisions of Section 4.5(d).
(iii)    Charges and expenses referred to in Section 4.5(a) which are payable by any tenant to a third party shall not be apportioned hereunder, and Buyer shall accept title subject to any of such charges unpaid and Buyer shall look solely to the tenant responsible therefor for the payment of the same. If Seller shall have paid any of such charges on behalf of any tenant, and shall not have been reimbursed therefor prior to the

Closing Date, Seller shall receive a credit equal to the amount of all such charges so paid by Seller.
(iv)    As to utility charges referred to in Section 4.5(a)(iii), Seller may, upon notice to Buyer, elect to pay any or all of said items accrued prior to the Closing Date directly to the person or entity entitled thereto, and to the extent Seller so elects, such item(s) shall not be apportioned hereunder, and Seller’s obligation to pay such item(s) directly in such case shall survive the Closing.
(v)    Upon the Closing, Seller shall be responsible for the payment of all Tenant Improvement Costs (as such term is hereinafter defined) set forth on Schedule 4.5(b)(v). Buyer shall be responsible for the payment of all other Tenant Inducement Costs and Commissions, including, without limitation, all Tenant Inducement Costs and Commissions which become due and payable (whether before or after the Closing Date) as a result of any new Leases, or any renewals, extensions, amendments or expansions of existing Leases (whether or not entered into pursuant to an option), arising, signed or entered into from and after the Effective Date, including but not limited to Commissions that become payable after the termination of a brokerage agreement referred to in Section 5.1(d) in accordance with the terms of such an agreement.
(vi)    If, as of the Closing Date, Seller shall have paid any Tenant Inducement Costs or Commissions for which Buyer is responsible pursuant to the foregoing provisions, or if, as of the Closing Date, Seller shall have paid any attorneys’ fees, charges or disbursements incurred in connection with the drafting or the negotiation, or both, of any new Leases entered into after the Effective Date, Buyer shall reimburse Seller therefor at the Closing. If, as of the Closing Date, Seller has not paid all Tenant Inducement Costs and Commissions set forth on Schedule 4.5(b)(v), Buyer shall receive a credit at Closing for the amount of all such unpaid Tenant Inducement Costs and Commissions set forth on Schedule 4.5(b)(v). Following the Closing, Buyer shall assume and be responsible for the payment of all Tenant Inducement Costs and Commissions (including those for which Buyer received a credit pursuant to the preceding sentence) and Seller shall assign to Buyer all construction and other contracts relating to such outstanding Tenant Inducement Costs, and Buyer shall indemnify, defend and hold harmless Seller with respect to any claims relating to the failure to satisfy such outstanding Tenant Inducement Costs and Commissions. For purposes hereof, the term “Tenant Improvement Costs” shall mean any and all out of pocket payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder for tenant improvements. For purposes hereof, the term “Tenant Inducement Costs” shall mean any and all out of pocket payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including specifically, without limitation, Tenant Improvement Costs, lease buyout or takeover costs, and moving, design, refurbishment and club membership allowances. The term Tenant Inducement Costs shall not include loss of income resulting from any free or reduced rental period, it being agreed that Seller shall bear the loss resulting from any free or reduced rental period until the Closing Date and that Buyer shall bear the loss resulting from any free or reduced rental period from and after the Closing Date. For purposes hereof, the term “Commissions” shall mean any and all leasing commissions and finder’s fees (including commissions payable to employees of any affiliate of Seller) that are payable in connection with any Lease.
(vii)    Unpaid and delinquent Rent collected by Seller and/or Buyer after the Closing Date shall be applied as follows: (A) if Seller collects any unpaid or delinquent Rent for the Property, Seller shall, within fifteen (15) days after the receipt thereof, deliver to Buyer any such Rent which Buyer is entitled to hereunder relating to the period from and after the Closing Date; and (B) if Buyer collects any unpaid or delinquent Rent from the Property, Buyer shall, within fifteen (15) days after the receipt thereof, deliver to Seller any such Rent which Seller is entitled to hereunder relating to the period prior to the Closing Date. Seller and Buyer agree that all Rent received by Seller or Buyer after the Closing Date shall be applied first to Rent for the month in which the Closing occurs, then to Rent which accrues for the month after the month in which the Closing occurs, and then to delinquent Rent, if any, in the inverse order of delinquency. To and until the Proration Cutoff Date (as hereinafter defined), Buyer will make a good faith effort to collect all Rents in the usual course of Buyer’s operation of the Property, but Buyer will not be obligated to institute any lawsuit or other collection procedures to collect delinquent Rents. Seller may attempt to collect any delinquent Rents owed Seller and may institute any lawsuit or collection procedures, but may not evict any tenant or seek to interfere with its occupancy of the Improvements after the Closing Date. Seller, as landlord under the Leases, is currently collecting from tenants additional rent to cover taxes, insurance, utilities, maintenance and other operating costs and expenses incurred by Seller in connection with the ownership, operation, maintenance and management of the Property (such expenses, collectively “Additional Rent Expenses” and such collections, collectively “Collections”). Non-delinquent Collections received for the month in which the Closing occurs shall be prorated in the same manner as other Rents are required to be prorated hereunder. Subsequent to the Closing, but no later than thirty (30) days following the Closing Date, Seller shall provide Buyer its general ledger of Additional Rent Expenses for the Property for the period from January 1, 2013 to the Closing Date. Subsequent to the Closing, but no later than the Proration Cutoff Date, Buyer shall prepare and present to Seller a calculation of the Collections received and Additional Rent Expenses incurred by Seller, before the Closing, and Buyer, after the Closing. To the extent that Seller shall have incurred Additional Rent Expenses prior to the Closing that are either in excess of or less than the Collections it received, the appropriate adjusting payment between Buyer and Seller shall be reflected in the final proration statement pursuant to Section 4.5(d).
(c)    Seller may, at its sole expense, prosecute appeals (if any) of the real property tax assessment for any tax years prior to the Closing, and may take related action which Seller deems appropriate in connection therewith. Buyer shall reasonably cooperate with Seller in connection with such appeal and collection of a refund of real property taxes paid, provided that Buyer shall incur no material cost or expense in connection therewith. Seller owns and holds all right, title and interest in and to such appeal and refund, and all amounts payable in connection therewith shall be paid directly to Seller by the applicable authorities. If such refund or any part thereof is received by Buyer, Buyer shall promptly pay such amount to Seller. Any refund received by Seller shall be distributed as follows: first, to reimburse Seller for all costs incurred in connection with the appeal; second, with respect to refunds payable to tenants of the

Real Property pursuant to the Leases, to such tenants in accordance with the terms of such Leases; and third, to Seller to the extent such appeal covers the period prior to the Closing Date, and to Buyer to the extent such appeal covers the period from and after the Closing Date. If and to the extent any such appeal covers any period from and after the Closing Date, Buyer shall have the right to participate in such appeal.
(d)    Any revenue or expense amount which cannot be ascertained with certainty as of the Closing Date shall be prorated on the basis of the parties’ reasonable estimates of such amount, and shall be the subject of a final proration within sixty (60) days after the Closing Date (the “Proration Cut-Off Date”). Any reconciliation of revenue or expense amounts relating to Leases (including a reconciliation of Additional Rent Expenses) which needs to be made in connection with this Section 4.5 shall be prepared by Buyer and submitted to Seller for Seller’s review and approval. To the extent that the exact amount of any revenue or expense cannot be determined as of the Proration Cut-Off Date, the parties shall nevertheless prorate such amounts in good faith based upon the best information available to the parties. In connection therewith, on or before the Proration Cut-Off Date, Buyer shall prepare, and certify as correct (or to the extent any amount cannot be ascertained with certainty, Buyer shall specify which amount could not be so ascertained and that the prorated amount therefor has been determined in good faith based upon the best information available to Buyer), a final proration statement which shall be in a form consistent with the Closing Statement delivered at the Closing and which shall be subject to Seller’s review and approval. Upon Seller’s acceptance and approval of such final proration statement submitted by Buyer, such statement shall be conclusively deemed to be accurate and final, and any payment due to any party as a result of such final pro-rations shall be made within thirty (30) days following such approval by Seller.
(e)    Buyer agrees that, at or promptly following the Closing, it shall cause all accounts for utility services to the Property to be transferred to Buyer’s name, and Seller agrees to reasonably cooperate with such transfer(s), at no cost to Seller.
(f)    Subject to the final sentence of Section 4.5(d), the provisions of this Section 4.5 shall survive the Closing.
Section 4.6    Closing Statement. Seller and Buyer shall work together cooperatively to prepare and deliver a draft pro-ration statement to Escrow Agent no later than five (5) Business Days prior to the Closing Date. Thereafter, Escrow Agent shall prepare (with the assistance of Seller and Buyer) and, no later than three (3) Business Days prior to the Closing Date, deliver to each of the parties for their review and approval a preliminary closing statement (the “Preliminary Closing Statement”) setting forth: (a) the proration amounts allocable to each of the parties pursuant to Section 4.5; and (b) the Closing Costs allocable to each of the parties pursuant to Section 4.7. Based on each of the party’s comments, if any, regarding the Preliminary Closing Statement, Escrow Agent shall revise the Preliminary Closing Statement and deliver a final version of a closing statement, signed by Buyer and Seller, to each of the parties at the Closing (the “Closing Statement”). In the event that any amount set forth in the Closing Statement is disputed in good faith by either of the parties hereto (the “Proration Disputed Amount”), and such Proration Disputed Amount is not resolved before the Closing, such dispute shall not delay or prevent the Closing, and an amount equal to such Proration Disputed Amount shall be held back from the payment of the Purchase Price at the Closing, and the parties shall reasonably cooperate to make the appropriate adjustments after the Closing as soon as reasonably practicable with respect thereto. Notwithstanding anything to the contrary set forth in this Agreement, Buyer’s or Seller’s execution and delivery to Escrow Agent of its counterpart signature page to the Closing Statement shall not revoke or be deemed to revoke any good faith dispute relating to a Proration Disputed Amount. Any corrected adjustment or proration shall be paid in cash to the party entitled thereto. The provisions of this Section 4.6 shall survive the Closing.
Section 4.7    Closing Costs.
(a)    Each party shall pay its own costs and expenses arising in connection with the Closing (including, without limitation, its own attorneys’ and advisors’ fees, charges and disbursements), except the following costs (the “Closing Costs”), which shall be allocated between the parties as follows:
(i)    all documentary transfer, stamp, sales and other taxes related to the transfer of the Real Property, which shall be paid by Seller;
(ii)    Escrow Agent’s escrow fees and costs, which shall be paid one-half(½) by Seller and one-half (½) by Buyer;
(iii)    the cost of any survey updates and the cost of the ALTA portion of the Title Policy and any endorsements to the Title Policy, which shall be paid by Buyer;
(iv)    the cost of the CLTA portion of the Title Policy (and excluding the cost of any endorsements thereto), which shall be paid by Seller;
(v)    all recording fees, which shall be paid by Seller;
(vi)    the Personal Property is included in this sale without charge, except that Buyer shall pay to Seller the amount of any and all sales or similar taxes payable in connection with the transfer of the Personal Property and Buyer shall execute and deliver any tax returns required of it in connection therewith.
Section 4.8    Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions hereunder shall be subject to the fulfillment of all of the following conditions within the time periods specified for the same herein, any or all of which may be waived by Buyer in its sole discretion only by a written instrument signed by Buyer:
(a)    Seller shall have delivered to Buyer or Escrow Agent (as applicable) all of the items required to be delivered by Seller pursuant to the terms hereof, including but not limited to, those provided for in Section 4.2;
(b)    All of the representations and warranties of Seller contained herein shall be true and correct in all material respects as of the Closing Date (subject to appropriate modifications permitted hereunder);

(c)    Seller shall have performed and observed, in all material respects, all covenants and agreements hereof to be performed and observed by Seller as of the Closing Date;
(d)    by not later than the Closing Date, Seller shall have delivered to Buyer Tenant Estoppel Certificates for each of the tenants listed on Schedule 4.8(d), which Tenant Estoppel Certificates shall not indicate that the Lease is not presently in full force and effect and/or that the tenant is in default thereunder beyond any relevant notice and/or cure period; and
(e)    by not later than the Closing Date, the City shall have approved Buyer as the lessee under the Air Space Lease and shall have approved, executed and delivered its written consent to the Assignment and Assumption (the “City Consent”). Seller agrees to diligently pursue and use its commercially reasonable efforts to obtain the City Consent, but the failure of Seller to obtain the City Consent shall not constitute a default by Seller under this Agreement. In connection with the pursuit from the City of the City Consent (i) Buyer agrees to cooperate to deliver to the City all financial and other information regarding Buyer or its affiliates requested by the City to evaluate Buyer, and (ii) Buyer agrees to cooperate with modifications to the Air Space Lease and/or ECCR requested by the City as long as such modifications do not materially adversely affect the rights or materially increase the obligations of Buyer under the Air Space Lease or the ECCR.
Section 4.9    Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the transactions hereunder shall be subject to the fulfillment of the following conditions within the time periods specified for the same herein, any or all of which may be waived by Seller in its sole discretion only by a written instrument signed by Seller:
(a)    Escrow Agent shall have received the Purchase Price as adjusted as provided herein, pursuant to and payable in the manner provided for herein;
(b)    Buyer shall have delivered to Seller or Escrow Agent (as applicable) all of the items required to be delivered by Buyer pursuant to the terms hereof, including but not limited to, those provided for in Section 4.3;
(c)    All of the representations and warranties of Buyer contained herein shall be true and correct in all material respects as of the Closing Date (subject to appropriate modifications permitted hereunder); and
(d)    Buyer shall have performed and observed, in all material respects, all covenants and agreements hereof to be performed and observed by Buyer as of the Closing Date.
Section 4.10    Failure of Closing Conditions.
(a)    If any of Buyer’s closing conditions set forth in Section 4.8, other than the closing condition set forth in Section 4.8(e), which is dealt with separately below, have not been fulfilled within the applicable time periods (other than due to breach of this Agreement by Seller), Seller may, in its sole discretion, elect to attempt to satisfy or cure any such condition, and if Seller so elects, Seller shall have a period not exceeding thirty (30) days after the scheduled deadline therefor to satisfy such condition, and the Closing Date shall be extended accordingly. If Seller cannot satisfy such condition by the end of such thirty (30) day extension period, Buyer shall have the rights set forth in Section 4.10(b). If the condition precedent to Buyer’s obligation to close hereunder set forth in Section 4.8(e) above has not been fulfilled by the Closing Date (other than due to breach of this Agreement by Seller), Seller may, in its sole discretion, elect to extend the Closing Date for a period of sixty (60) days in order to attempt to satisfy such condition, and if Seller so elects, the Closing Date shall be extended accordingly, provided that, if Seller is unable to satisfy or cure such condition by the end of such 60-day period, Seller may, in its sole discretion, elect to further extend the Closing Date on a rolling 30-day basis until such condition is satisfied. Notwithstanding the foregoing, if the Closing has not taken place by December 31, 2013, solely as a result of the failure to satisfy the condition precedent to Buyer’s obligation to close hereunder set forth in Section 4.8(e) above, Buyer may terminate this Agreement by written notice to Seller and Escrow Agent unless such failure is caused by or in any way attributable to Buyer’s breach of any covenant or obligation on the part of Buyer set forth in Section 4.8(e) above, in which case, Buyer shall have no such right to terminate this Agreement. In the event that Buyer elects to terminate this Agreement in accordance with the immediately preceding sentence, this Agreement shall terminate without any further obligation by either party (except for those provisions which expressly survive the termination of this Agreement) and the Deposit shall be refunded to Buyer.
(b)    Subject to the provisions of Section 4.10(a), Section 5.7 and Section 6.2, if any of Buyer’s closing conditions set forth in Section 4.8 have not been fulfilled within the applicable time periods, Buyer may:
(i)    waive such closing condition(s) and close Escrow in accordance herewith, without adjustment or abatement of the Purchase Price; or
(ii)    terminate this Agreement by written notice to Seller and Escrow Agent, in which event (x) Escrow Agent shall return the Deposit to Buyer and all other documents, instruments and funds delivered into Escrow shall be returned to the party that delivered the same into Escrow, (y) Seller shall (except as otherwise provided herein) pay for all of the cancellation charges of Title Company and Escrow Agent, if any, and (z) neither party hereto shall have any further rights or obligations hereunder (except for any obligations that by their terms expressly survive the termination hereof).
(c)    Subject to the provisions of Section 6.1, if any of Seller’s closing conditions set forth in Section 4.9 have not been fulfilled within the applicable time periods, Seller may:
(i)    waive such closing condition(s) and close Escrow in accordance herewith, without adjustment or abatement of the Purchase Price; or
(ii)    terminate this Agreement by written notice to Buyer and Escrow Agent, in which event (x) Escrow Agent shall deliver the Deposit to the party entitled thereto pursuant to the terms of this Agreement, and all other documents, instruments and funds delivered into Escrow shall be returned to the party that delivered the same into Escrow, (y) Buyer shall pay for all of the cancellation charges of Title Company and Escrow Agent, if any, and (z) neither party hereto shall have any further rights or obligations hereunder (except for any obligations that by their terms expressly survive the termination hereof).
ARTICLE V
REPRESENTATIONS, WARRANTIES AND COVENANTS
Section 5.1    Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Buyer as of the Effective Date, which representations and warranties shall be deemed to have been made again as of the Closing Date, subject to Section 4.2(k):
(a)    Organization and Authority. Seller is validly existing and in good standing under the laws of the State of Delaware and is in good standing and duly qualified to do business in the state of California. Seller has the full right and authority to enter into this Agreement and to transfer all of the Property and to consummate or cause to be consummated the transactions contemplated hereby. The person signing this Agreement on behalf of Seller is duly authorized to do so.
(b)    Validity of Agreements. This Agreement and all other instruments, documents and agreements to be executed and delivered by Seller in connection herewith constitute valid, binding and enforceable obligations of Seller (except as enforcement may be limited by bankruptcy, insolvency or similar laws) and do not violate any provisions of any material agreement or judicial order to which Seller is a party or to which Seller or the Property is subject.
(c)    Operating Agreements. To Seller’s knowledge, the Operating Agreements listed on Schedule 1.1(i) attached hereto are all of the material contracts and agreements concerning the operation and maintenance of the Property entered into by Seller and affecting the Property, except for those contracts and agreements that (i) are not assignable and will not affect Buyer or the Property after the Closing, or (ii) that will be terminated by Seller effective as of the Closing pursuant to Section 3.5.
(d)    Lease Brokerage. To Seller’s knowledge, there are no agreements with brokers providing for the payment from and after the Closing by Seller or Seller’s successor-in-interest of Commissions or fees for procuring tenants with respect to the Property, except as disclosed in Schedule 5.1(d) attached hereto.
(e)    Condemnation. To Seller’s knowledge, Seller has received no written notice of any condemnation proceedings relating to the Property, nor to Seller’s knowledge is any such proceeding threatened.
(f)    Pending Actions. Except as set forth on Schedule 5.1(f) attached hereto and except for “slip and fall” claims which are covered by insurance (subject to any applicable deductibles therefrom or self-insured retention amounts), Seller has not received written notice of any action, suit, proceeding, judgment, order, decree or government investigation (and to Seller’s knowledge none of the foregoing are threatened) against Seller or the Property or relating specifically to Seller or the Property which remain outstanding and which, if adversely determined, would (individually or in the aggregate) materially adversely affect the Property, the current or future owner of the Property, the consummation of the transactions contemplated hereby or Seller’s ability to perform its obligations hereunder.
(g)    Violations. To Seller’s knowledge, except as set forth on Schedule 5.1(g) attached hereto, Seller has not received written notice of any uncured violation of any federal, state or local law relating to the use or operation of the Property or which would materially adversely affect the Property or use thereof.
(h)    Leases. The list of leases attached hereto as Schedule 5.1(h) is accurate in all material respects and lists all of the Leases currently affecting the Property.
(i)    Landlord/Tenant Breach. Seller has received no written notice from any tenant under the Leases asserting defaults by the landlord under such Lease that have not been cured. Seller has delivered no written notice to any tenant under the Leases asserting defaults by the tenant under such Lease that have not been cured, except as set forth on Schedule 5.1(i).
(j)    Environmental. By posting in the Virtual Data Room or otherwise, Seller has delivered or made available to Buyer all reports in Seller’s possession or control relating to Hazardous Materials (as hereinafter defined) in, on or around the Property (such reports, collectively, the “Environmental Reports”). Except to the extent set forth in the Environmental Reports, Seller has not received any written notice of any violation issued pursuant to any Environmental Law (as hereinafter defined) with respect to the Property.
(k)    Income and Expense Statements and Rent Roll. The information set forth in each of (i) the income and expense statements and (ii) the rent roll for the Property previously delivered or made available to Buyer by Seller is consistent in all material respects with the applicable information for the applicable period(s) set forth in the income and expense statements and rent roll previously delivered in the ordinary course by Seller to East West Bank in its capacity as Agent under the Existing Mortgage Loan.
Section 5.2    Knowledge Defined.
(a)    Seller’s Knowledge. References to the “knowledge” of Seller or to things “known” to Seller shall refer only to the current actual knowledge (as opposed to constructive knowledge) of Seller’s Designated Employee (as hereinafter defined), and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or any affiliate of Seller, to any property manager, or to any other officer, agent, manager, representative or employee of Seller or any affiliate thereof or to impose upon Seller’s Designated Employee any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. As used herein, the term “Seller’s Designated Employee” shall refer to Mable Wakamatsu and Suzanne Holley, provided that in no event shall the individual named in this paragraph have any personal liability as a result of being designated a knowledge party hereunder.
(b)    Buyer’s Knowledge. Solely for the purposes of the representations and warranties of Buyer set forth in Section 5.5 of this Agreement, references to the “knowledge” of Buyer shall refer only to the current actual knowledge (as opposed to constructive knowledge) of Buyer’s Designated Employees (as hereinafter defined), and shall not be construed, by imputation or otherwise, to refer to the knowledge of Buyer or any affiliate of Buyer or to impose upon Buyer’s Designated Employees any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. As used herein, the term “Buyer’s Designated Employees” shall refer to Dan Lee, provided that in no event shall the individuals named in this paragraph have any personal liability as a result of being designated a knowledge party hereunder.
Section 5.3    Survival of Seller’s Representations and Warranties; Other Limitations.
(a)    The representations and warranties of Seller set forth in Section 5.1 as updated as of the Closing Date in accordance with the terms hereof, shall survive the Closing for a period of nine (9) months. No claim for a breach of any representation or warranty of Seller shall be actionable or payable if the breach in question results from or is based upon a condition, state of facts or other matter which was known to Buyer or any agent or affiliate of Buyer, disclosed to Buyer or any agent or affiliate of Buyer or otherwise available to Buyer from public sources in the exercise of reasonable diligence at or prior to the Closing.
(b)    To the extent an estoppel certificate from any third party is provided to Buyer which sets forth information with respect to any item as to which Seller has made a representation or warranty, then Seller’s representation and warranty with respect to such information will thereafter be null and void and of no further force and effect and Buyer shall rely on the information in such estoppel certificate.
(c)    Notwithstanding anything to the contrary contained herein, all representations and warranties of Seller set forth herein shall be deemed modified by any and all facts and information (i) disclosed in any of the documents, reports, information or materials contained in the Virtual Data Room, or (ii) communicated orally or in writing (including via e-mail) by Seller or its agents to Buyer or any agent or affiliate of Buyer, or (iii) otherwise known to Buyer or East West Bank (including, without limitation, in its capacity as administrative agent for the lender(s) under the Existing Mortgage Loan) or any agent or affiliate of Buyer and/or East West Bank, or (iv) made available to Buyer or any agent or affiliate of Buyer in the building management office of the Property, or (v) contained in any public records, in each case, at or prior to the Closing. In addition, notwithstanding anything to the contrary contained herein, if the Closing is consummated, then all representations and warranties of Seller shall also be deemed modified by any and all facts and information (v) disclosed in any documents, reports, information or materials contained in the Virtual Data Room, (w) communicated orally or in writing (including via e-mail) by Seller or its agents to Buyer, or (x) otherwise known to Buyer or any agent or affiliate of Buyer, or (y) made available to Buyer or any agent or affiliate of Buyer in the building management office of the Property, or (z) contained in any public records, in each case, after the Effective Date and at or prior to the Closing. In addition, Buyer shall be deemed to have knowledge of a fact or circumstance if the underlying information or facts relating to applicable representations and warranties were disclosed in any of the Leases, the Operating Agreements, the Title Documents, this Agreement or in any other document delivered or otherwise made available to Buyer or any agent or affiliate of Buyer by Seller or its agents. For purposes of this Section 5.3, “otherwise known to Buyer” shall include, but without limitation, knowledge imputed to Buyer from East West Bank (including, without limitation, in its capacity as administrative agent for the lender(s) under the Existing Mortgage Loan) by operation of law.
Section 5.4    Covenants of Seller.
(a)    Certain Covenants of Seller Prior to the Closing. Seller and (to the extent specifically included) Buyer hereby covenant and agree with each other as follows:
(i)    From the Effective Date until the Closing or earlier termination of this Agreement, Seller shall use commercially reasonable efforts to (1) operate and maintain the Property in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to the Effective Date (provided that the foregoing covenant shall not prohibit or be interpreted as prohibiting Seller from performing the covenant set forth in clause (2) of this paragraph) and (2) correct, to the reasonable satisfaction of the applicable authority, the violations or items requiring correction referenced on Schedule 5.1(g) hereto.
(ii)    A copy of any proposed termination, amendment, renewal, extension or expansion of an existing Lease or Operating Agreement or of any proposed new Lease or Operating Agreement which Seller intends to execute between the Effective Date and the end of the Due Diligence Period will be delivered to Buyer for informational purposes only prior to execution by Seller; provided, however, that with respect to any Lease renewal, extension or expansion which occurs or is made at the tenant’s option pursuant to the terms of an existing Lease, Seller shall not be required to deliver a copy thereof prior to execution by Seller, but Seller shall deliver a copy thereof promptly following such execution, and Seller shall notify Buyer of Tenant’s election prior to the end of the Due Diligence Period. After the end of the Due Diligence Period, Seller will not enter into any new Lease or Operating Agreement (excluding Leases and/or Operating Agreements that relate to Seller’s period of ownership and will expire by their respective terms and/or otherwise be terminated prior to Closing) without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed), and Seller will promptly notify Buyer if any Tenant exercises any renewal or expansion option pursuant to an existing Lease. Buyer acknowledges that a copy of that certain License Agreement, made and entered into as of May __, 2013, by and between Maguire Partners - Plaza Las Fuentes, LLC, a Delaware limited liability company, as “Licensor”, and East West Bank, a California corporation, as “Licensee” (the “EWB License”) was delivered to or made available to Buyer prior to the date hereof and that Buyer has reviewed the terms of the EWB License. Buyer hereby consents to Seller’s entering into the EWB License and agrees that, notwithstanding anything to the contrary herein, the termination of the EWB License by Seller in accordance with the terms thereof shall not require Buyer’s prior written consent, provided that, promptly following such termination, Seller shall give notice thereof to Buyer. Notwithstanding anything to the contrary herein, in the event that Seller determines at any time prior to the Closing that repairs are necessary in order to protect the Property and/or its value from imminent harm or to prevent the imminent threat of death or bodily injury with respect to the Property, Seller shall have the right to enter into one or more Operating Agreements for the performance of such repairs without Buyer’s prior written consent and without having to first provide notice to Buyer, provided that Seller shall provide notice thereof to Buyer as soon as practicable thereafter.
(b)    Limitation on Liability for Breach of Seller’s Covenants. Notwithstanding anything to the contrary contained herein, if Buyer consummates the Closing, Seller shall have no liability hereunder for the breach by Seller of any covenant to be performed by Seller hereunder prior to the Closing known to Buyer or any agent or affiliate of Buyer as of the Closing Date.
Section 5.5    Representations and Warranties of Buyer. Buyer hereby makes the following representations and warranties to Seller as of the Effective Date, which representations and warranties shall be deemed to have been made again as of the Closing Date, subject to Section 4.3(h):
(a)    Organization and Authority. Buyer is validly existing and in good standing under the laws of the State of Delaware and by the Closing will be in good standing and qualified to do business in the state of California. Buyer has the full right and authority to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. The person signing this Agreement on behalf of Buyer is authorized to do so.
(b)    Validity of Agreements. This Agreement and all other instruments, documents and agreements to be executed and delivered by Buyer in connection herewith constitute valid, binding and enforceable obligations of Buyer (except as enforcement may be limited by bankruptcy, insolvency or similar laws) and do not violate any provisions of any material agreement or judicial order to which Buyer is a party.
(c)    Pending Actions. Buyer has not received written notice of any action, suit, proceeding, judgment, order, decree or government investigation (and to Buyer’s knowledge none of the foregoing are threatened) against Buyer or relating specifically to Buyer which remain outstanding and which, if adversely determined, would (individually or in the aggregate) materially adversely affect the consummation of the transaction contemplated hereby or Buyer’s ability to perform its obligations hereunder.
Section 5.6    Survival of Buyer’s Representations and Warranties. The representations and warranties of Buyer set forth in Section 5.5 as updated as of the Closing Date in accordance with the terms hereof, shall survive the Closing for a period of ninety (90) days.
Section 5.7    Limitation on Seller’s Liability. Notwithstanding anything to the contrary contained herein, the maximum aggregate liability of Seller and the maximum aggregate amount which may be awarded to and collected by Buyer for all (a) breaches of representations or warranties of Seller under this Agreement or any document executed pursuant hereto or in connection herewith, including, without limitation, the exhibits and schedules attached hereto (collectively, the “Other Documents”), or (b) breaches by Seller of any covenant for which Seller has liability hereunder or under any of the Other Documents, shall not exceed One Million Two Hundred Thousand Dollars ($1,200,000) (the “Cap Amount”). In addition, notwithstanding anything to the contrary contained herein, no claim by Buyer alleging a breach by Seller of any representation, warranty or covenant for which Seller otherwise has liability hereunder or under any of the Other Documents, may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, (i) unless written notice containing a description of the specific nature of such claim shall have been given by Buyer to Seller within 4 months following the Closing Date and an action shall have been commenced by Buyer against Seller within 9 months following the Closing Date, and (ii) unless and until such claim, either alone or together with any other claims by Buyer alleging a breach by Seller of any such representation, warranty or covenant, is for an aggregate amount in excess of Seventy-Five Thousand Dollars ($75,000.00) (the “Floor Amount”), in which event the liability of Seller respecting any final judgment concerning such claim or claims shall be for the entire amount thereof, subject to the Cap Amount set forth above; provided, however, that if any such final judgment is for an amount that is less than or equal to the Floor Amount, then Seller shall not have liability with respect thereto. The Floor Amount shall not apply with respect to (A) any of the proration payments to be made after the Closing pursuant to Article IV, or (B) Seller’s obligations under Section 4.7, Article VII and Section 9.19. Except as expressly provided herein regarding the remedy of specific performance, the liability of Seller to Buyer for any and all breaches by Seller of any or all representations, warranties and covenants set forth herein shall be limited to actual damages (Buyer hereby waiving and relinquishing all right to seek other damages, whether punitive, consequential, or otherwise). Without waiving Buyer’s right to make claims within the time period set forth in this Section 5.7, Buyer agrees to first seek recovery under any insurance policies, service contracts and Leases prior to seeking recovery from Seller, and Seller shall not be liable to Buyer if Buyer’s claim is satisfied from such insurance policies, service contracts or Leases.
ARTICLE VI
DEFAULT
Section 6.1    Default by Buyer. IN THE EVENT THE SALE OF THE PROPERTY AS CONTEMPLATED HEREUNDER IS NOT CONSUMMATED DUE TO BUYER’S DEFAULT, THE DEPOSIT (INCLUDING ALL INTEREST EARNED FROM THE INVESTMENT THEREOF) SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES. THE PARTIES HERETO ACKNOWLEDGE THAT SELLER’S ACTUAL DAMAGES IN THE EVENT THAT THE SALE IS NOT CONSUMMATED WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY SEPARATELY INITIALING THIS SECTION 6.1, THE PARTIES ACKNOWLEDGE THAT THE DEPOSIT AND ANY INTEREST THEREON HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF SELLER’S DAMAGES AND AS SELLER’S EXCLUSIVE REMEDY, AT LAW OR IN EQUITY, AGAINST BUYER IN THE EVENT THE CLOSING DOES NOT OCCUR, INCLUDING ANY RIGHT IN EQUITY TO SEEK SPECIFIC PERFORMANCE HEREOF, AND IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER. IN ADDITION, BUYER SHALL PAY ALL ESCROW CANCELLATION CHARGES. NOTWITHSTANDING THE FOREGOING, IN NO EVENT SHALL THIS SECTION 6.1 LIMIT THE DAMAGES RECOVERABLE BY EITHER PARTY AGAINST THE OTHER PARTY DUE TO (A) THE OTHER PARTY’S OBLIGATION TO INDEMNIFY SUCH PARTY IN ACCORDANCE

HEREWITH, OR (B) THIRD PARTY CLAIMS. BY THEIR SEPARATELY INITIALING THIS SECTION 6.1, BUYER AND SELLER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTOOD THE ABOVE PROVISION COVERING LIQUIDATED DAMAGES, AND THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS EXECUTED.

SELLER’S INITIALS	BUYER’S INITIALS
CMN on behalf of Seller	DL
Section 6.2    Default by Seller. In the event the sale of the Property as contemplated hereunder is not consummated due to any default by Seller hereunder, Buyer shall be entitled, as its sole remedy, either (a) to receive the return of the Deposit (together with all interest earned thereon), which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder, or (b) to enforce specific performance of Seller’s obligation to convey the Property to Buyer in accordance with the terms hereof, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Buyer expressly and irrevocably waives and agrees not to claim or assert any rights to seek damages in the event of Seller’s default hereunder. If the sale of the Property is not consummated due to Seller’s default hereunder, Buyer shall be deemed to have elected to terminate this Agreement and receive a return of the Deposit if Buyer fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before 60 days following the date upon which the Closing was to have occurred.
Section 6.3    Recoverable Damages. Notwithstanding anything contained herein to the contrary, in no event shall the provisions of Section 6.1 and Section 6.2 limit the damages recoverable by either party against the other party due to the other party’s obligation to indemnify such party in accordance herewith or third party claims. This Section 6.3 shall survive the Closing or the earlier termination of this Agreement.
ARTICLE VII
RISK OF LOSS
Section 7.1    Minor Damage or Condemnation. In the event of loss or damage to, or a legal proceeding under power of eminent domain (“Condemnation”) is commenced with respect to, the Property or any portion thereof which is not Major (as hereinafter defined), this Agreement shall remain in full force and effect provided that Seller shall, at Seller’s option, either (a) perform any necessary repairs, or (b) assign to Buyer, without representation, warranty or recourse to Seller, all of Seller’s right, title and interest in and to any claims and proceeds Seller may have with respect to any (i) casualty insurance policies and, only with respect to the period from and after the Closing, loss of rent insurance policies or (ii) Condemnation awards relating to the premises in question, in each case, after deduction of Seller’s expenses of collection and amounts expended by Seller in Seller’s reasonable discretion to prevent further damage to the Property or to alleviate unsafe conditions at the Property caused by casualty or

Condemnation. In the event that Seller elects to perform repairs upon the Property, Seller shall use commercially reasonable efforts to complete such repairs promptly and the Closing Date shall be extended for a reasonable period of time in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Buyer, the Purchase Price shall be reduced by an amount equal to the lesser of the deductible amount under Seller’s insurance policy and the cost of such repairs. Upon the Closing, full risk of loss with respect to the Property shall pass to Buyer.
Section 7.2    Major Damage. In the event of a Major loss or damage to, or Condemnation of, the Property or any portion thereof, Buyer may terminate this Agreement by written notice to Seller, in which event the Deposit shall be returned to Buyer, and neither party hereto shall have any further rights or obligations hereunder (except for any obligations that by their terms expressly survive the termination hereof). If Buyer does not elect to terminate this Agreement within ten (10) Business Days after Buyer receives written notice from Seller of the occurrence of such Major loss, damage or Condemnation (which notice shall state the cost of repair or restoration thereof as opined to by an architect in accordance with Section 7.3), then Seller and Buyer shall be deemed to have elected to proceed with the Closing, in which event Seller shall, at Seller’s option, either (a) perform any necessary repairs, or (b) assign to Buyer, without representation, warranty or recourse to Seller, all of Seller’s right, title and interest in and to any claims and proceeds Seller may have with respect to any (i) casualty insurance policies and, only with respect to the period from and after the Closing, loss of rent insurance policies or (ii) Condemnation awards relating to the premises in question, in each case, after deduction of Seller’s reasonable expenses of collection and amounts expended by Seller in Seller’s reasonable discretion to prevent further damage to the Property or to alleviate unsafe conditions at the Property caused by casualty or Condemnation. In the event that Seller elects to perform repairs upon the Property, Seller shall use commercially reasonable efforts to complete such repairs promptly and the Closing Date shall be extended a reasonable period of time in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Buyer, the Purchase Price shall be reduced by an amount equal to the lesser of the deductible amount under Seller’s insurance policy and the cost of such repairs. Upon the Closing, full risk of loss with respect to the Property shall pass to Buyer.
Section 7.3    Definition of “Major” Loss or Damage. For purposes of Section 7.1 and Section 7.2, “Major” loss, damage or Condemnation refers to the following: (a) loss or damage to the Property or a portion thereof such that the cost of demolition, plans, permits and repairing or restoring the premises in question to substantially the same condition which existed prior to the event of damage would be, in the opinion of an architect selected by Seller and reasonably approved by Buyer, equal to or greater than Five Million Dollars ($5,000,000), and (b) any loss due to a Condemnation which permanently and materially impairs the current use of the Property. If Buyer does not give written notice to Seller of Buyer’s reasons for disapproving an architect within five (5) Business Days after receipt of notice of the proposed architect, Buyer shall be deemed to have approved the architect selected by Seller.
ARTICLE VIII
DISCLAIMERS AND WAIVERS

Section 8.1    No Reliance on Documents. Except as expressly stated herein, neither Seller nor any of its affiliates makes any representation or warranty of any kind or character, express or implied, as to the truth, accuracy or completeness of any materials, data or information delivered or given by Seller or its affiliates, brokers or agents to Buyer (including, without limitation, any Property Documents made available via the Virtual Data Room or otherwise) in connection with the transactions contemplated hereby. Buyer acknowledges and agrees that all materials, data and information delivered or given by Seller, its affiliates, brokers or agents to Buyer in connection with the transactions contemplated hereby are provided to Buyer as a convenience only and that any reliance on or use of such materials, data or information by Buyer shall be at the sole risk of Buyer, except as expressly set forth herein. Neither Seller, nor any affiliate of Seller, nor the person or entity which prepared any report or reports delivered by Seller to Buyer, shall have any liability to Buyer for any inaccuracy in or omission from any such reports.
Section 8.2    AS-IS SALE; DISCLAIMERS. EXCEPT AS EXPRESSLY SET FORTH HEREIN, IT IS UNDERSTOOD AND AGREED THAT NEITHER SELLER NOR ANY OF THE SELLER PARTIES IS MAKING OR HAS AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
BUYER ACKNOWLEDGES AND AGREES THAT, UPON THE CLOSING, SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS,” EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE HEREIN. BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND NEITHER SELLER NOR ANY OF THE SELLER PARTIES ARE LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, OFFERING PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER OR ANY SELLER PARTY, INCLUDING, WITHOUT LIMITATION, THE MANAGER OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH HEREIN. BUYER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD “AS-IS.” BUYER FURTHER ACKNOWLEDGES THAT NEITHER SELLER NOR THE BROKER NOR ANYONE ACTING ON BEHALF OF SELLER HAS MADE ANY REPRESENTATIONS REGARDING THE ZONING, DEVELOPMENT POTENTIAL AND/OR RESTRICTIONS, OR THE SUITABILITY OF THE PROPERTY FOR BUYER’S INTENDED USE AND BUYER SHALL DETERMINE ALL SUCH MATTERS ON ITS OWN BEHALF.
BUYER REPRESENTS TO SELLER THAT BY THE END OF THE DUE DILIGENCE PERIOD, BUYER WILL HAVE CONDUCTED SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND

ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS MATERIALS (AS DEFINED BELOW IN THIS SECTION 8.2) ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ANY OF THE SELLER PARTIES (INCLUDING, WITHOUT LIMITATION, THE MANAGER OF THE PROPERTY) WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH HEREIN. UPON THE CLOSING, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATIONS, AND BUYER, UPON THE CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER AND THE SELLER PARTIES FROM AND AGAINST ANY AND ALL CLAIMS, ACTIONS, LOSSES, LIABILITIES, DAMAGES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES, CHARGES AND DISBURSEMENTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER OR ANY OF THE SELLER PARTIES AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY, ALL SUBJECT TO AND WITHOUT LIMITING SELLER’S EXPRESS REPRESENTATIONS, WARRANTIES OR COVENANTS HEREUNDER INCLUDING THE CONVEYANCE DOCUMENTS ATTACHED AS EXHIBITS. BUYER ACKNOWLEDGES THAT SUCH ADVERSE MATTERS MAY AFFECT BUYER’S ABILITY TO SELL, LEASE OR FINANCE THE PROPERTY AT ANY TIME AND FROM TIME TO TIME. IN CONNECTION THEREWITH, BUYER EXPRESSLY WAIVES THE BENEFITS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE, WHICH PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
BUYER’S INITIALS: DL
As used herein, the term “Hazardous Materials” means any substance, material, waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Law. The term “Environmental Laws” means, collectively, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act and all other federal laws governing the environment as in effect on the Effective Date, together with their implementing regulations, guidelines, rules or orders, and all state, regional, county, municipal and other local laws, regulations, ordinances, rules or orders that are equivalent or similar to the federal laws recited above or that purport to regulate hazardous or toxic materials.
Section 8.3    Required Disclosures.
(a)    Buyer and Seller acknowledge that Seller is required to disclose if any of the Property lies within the following natural hazard areas or zones: (i) a special flood hazard area designated by the Federal Emergency Management Agency; (ii) an area of potential flooding; (iii) a very high fire hazard severity zone; (iv) a wild land area that may contain substantial forest fire risks and hazards; (v) an earthquake fault or special studies zone; or (vi) a seismic hazard zone. Buyer acknowledges that Seller has employed the services of Escrow Agent (“Natural Hazard Expert”) to examine the maps and other information specifically made available to the public by government agencies and to report the results of its examination to Buyer in writing. Buyer acknowledges that the written report prepared by the Natural Hazard Expert regarding the results of its examination fully and completely discharges Seller from its disclosure obligations referred to in this Section 8.3(a) and was made available to Buyer in the Virtual Data Room or otherwise prior to the Effective Date, and, for the purposes hereof, the provisions of California Civil Code Section 1103.4 regarding the non-liability of Seller for errors and/or omissions not within its personal knowledge shall be deemed to apply, and the Natural Hazard Expert shall be deemed to be an expert dealing with matters within the scope of its expertise with respect to the examination and written report regarding the natural hazards referred to above.
(b)    Buyer and Seller further acknowledge that the provisions of Section 25402.10 of the California Public Resources Code require commercial real estate owners of California property to disclose, in writing, certain information related to the historic energy use and efficiency of their buildings to prospective purchasers. Buyer acknowledges that Seller has provided the following materials in the Virtual Data Room or otherwise prior to the Effective Date: (A) a Disclosure Summary Sheet downloaded from the California Energy Commission’s website; (B) a Statement of Energy Performance generated by the ENERGY STAR Portfolio Manager (“ESPM”) and relating to the Property; (C) a Data Checklist generated by the ESPM system and relating to the Property; and (D) a Facility Summary generated by the ESPM system and relating to the Property. The foregoing materials fully and completely discharge Seller from its disclosure obligations referred to in this Section 8.3(b).
Section 8.4    Survival of Disclaimers. The provisions of this Article VIII shall survive the Closing or any termination of this Agreement.
ARTICLE IX
MISCELLANEOUS
Section 9.1    Confidentiality. Buyer acknowledges that Buyer is a party to that certain letter agreement dated March 20, 2013 (the “Confidentiality Agreement”), which relates to the transactions contemplated by this Agreement. Buyer agrees that, notwithstanding the execution of this Agreement by Buyer and Seller, the Confidentiality Agreement remains in full force and effect in accordance with its terms, and that all information and materials made available to

Buyer or Buyer’s Representatives by or on behalf of Seller pursuant to this Agreement (including, without limitation, by posting in the Virtual Data Room) shall constitute “Confidential Information” for purposes of the Confidentiality Agreement. The provisions of this Section 9.1 shall survive the Closing or any termination of this Agreement.
Section 9.2    Brokerage Commissions. Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller, that, with the exception of Eastdil Secured (“Broker”), no other broker or finder has been engaged by it, respectively, in connection with the transactions contemplated hereby, or to its knowledge is in any way connected with such transactions. Buyer represents and warrants to Seller that there are no commissions due and payable by Buyer to any broker or finder in connection with the transactions contemplated by this Agreement. Seller shall pay any commission due to Broker in connection with the transactions contemplated by this Agreement pursuant to a separate written agreement between Seller and Broker. In the event of any claims for brokers’ or finders’ fees or commissions in connection with the negotiation, execution or consummation hereof, Buyer shall indemnify, save harmless and defend Seller from and against such claims if they shall be based upon any statement or representation or agreement by Buyer, and Seller shall indemnify, save harmless and defend Buyer if such claims shall be based upon any statement, representation or agreement made by Seller. The provisions of this Section 9.2 shall survive the Closing or any termination of this Agreement.
Section 9.3    Assignment. Buyer may not assign, transfer or convey any of Buyer’s rights and obligations hereunder or in the Property without the prior written consent of Seller (which consent may be withheld in Seller’s sole and absolute discretion), and no such approved assignment shall relieve Buyer from its liability hereunder. Notwithstanding the foregoing, Buyer may assign all of its right, title and interest in or to this Agreement to an “Affiliate of Buyer”, provided: (i) Buyer delivers to Seller written notice of its intention to do so no less than 10 days prior to Closing including the legal name of the assignee, and (ii) Buyer and the proposed assignee shall execute an assignment and assumption of this Agreement in a form reasonably acceptable to Seller, which form shall be provided to Seller for its review no less than 10 days prior to Closing. For purposes of this Section 9.3, “Affiliate of Buyer” shall mean (i) any corporation, partnership or limited liability company owned, directly or indirectly, by each of Downtown Properties Holdings, LLC and East West Bank or (ii) East West Bank or any wholly owned subsidiary thereof.
Section 9.4    Notices. Any notice pursuant hereto shall be given in writing by (a) personal delivery, (b) reputable overnight delivery service with proof of delivery, (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) legible facsimile transmission, sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given upon receipt or refusal to accept delivery, or, in the case of facsimile transmission, as of the date of the facsimile transmission provided that an original of such facsimile is also sent to the intended addressee by means described in clauses (a), (b) or (c) above. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant hereto shall be as follows:

If to Seller:	c/o MPG Office Trust, Inc.

355 South Grand Avenue, Suite 3300

Los Angeles, California 90071

Attention: Christopher M. Norton

Executive Vice President, General Counsel

Facsimile: (213) 613-9414

Phone: (213) 533-5572

with a copy to:	Gibson, Dunn & Crutcher LLP

333 S. Grand Avenue

Los Angeles, CA 90071

Attention: Dennis B. Arnold, Esq.

Facsimile: (213) 229-6864

Phone: (213) 229-7864

If to Buyer:	Downtown Properties Holdings, LLC

818 W. 7th Street, Suite 410

Los Angeles, CA 90017

Attention: Dan Lee

Facsimile: 213-213-8601

Phone: 213-213-8654

with a copy to:	Nossaman LLP

777 S. Figueroa Street, 34th Floor

Los Angeles, CA 90017

Attention: Karla N. MacCary, Esq.

Facsimile: 213-612-7801

Phone: 213-612-7862

Section 9.5    Modification; Waiver. No supplement, modification, waiver or termination of this Agreement or any provision hereof shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision hereof shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
Section 9.6    Entire Agreement. This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement contain the entire agreement between the parties hereto or their respective affiliates pertaining to the subject matters hereof and thereof and fully supersede all prior written or oral agreements and understandings between the parties hereto or their respective affiliates pertaining to such subject matters.
Section 9.7    Further Assurances. Each party agrees that it will execute and deliver such additional documents and take such additional actions, whether prior or subsequent to the Closing, as may be reasonably requested by the other party to consummate the transactions contemplated hereby. The provisions of this Section 9.7 shall survive the Closing.

Section 9.8    Counterparts. This Agreement may be executed in counterparts, all such executed counterparts shall constitute the same agreement, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.
Section 9.9    Facsimile or Electronic Signatures. In order to expedite the transactions contemplated hereby, faxed or emailed signatures may be used in place of original signatures on this Agreement. Seller and Buyer intend to be bound by the signatures on any faxed or emailed copy of this Agreement, are aware that the other party will rely on the faxed or emailed signatures, and hereby waive any defenses to the enforcement of the terms hereof based on the form of signature.
Section 9.10    Severability. Any provision or part hereof which is invalid or unenforceable in any situation in any jurisdiction shall, as to such situation and such jurisdiction, be ineffective only to the extent of such invalidity and shall not affect the enforceability of the remaining provisions hereof or the validity or enforceability of any such provision in any other situation or in any other jurisdiction; provided that the invalidity or unenforceability of such provision does not materially adversely affect the benefits accruing to any party hereunder.
Section 9.11    Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts of law principles.
Section 9.12    No Third-Party Beneficiary. The provisions hereof and of the documents to be executed and delivered at the Closing are and will be for the benefit of Seller and Buyer only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions hereof or of the documents to be executed and delivered at the Closing.
Section 9.13    Headings. The section headings appearing herein are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.
Section 9.14    Construction. The parties hereto acknowledge that they and their counsel have each reviewed and revised this Agreement and that the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or any exhibits, schedules or amendments hereto.
Section 9.15    Recordation. This Agreement may not be recorded by any party hereto without the prior written consent of the other party hereto. The provisions of this Section 9.15 shall survive the Closing or any termination of this Agreement.
Section 9.16    Audit Rights. For a period of three (3) years after the Closing Date, Buyer shall allow Seller and its agents and representatives access without charge to Seller and at no cost to Buyer (i) all files, records, and documents delivered to Buyer at the Closing, and (ii) the financial records and financial statements for the Property (including but not limited to, financial records and financial statements related to the Reconciliation Statements (as hereinafter defined)) for the calendar year in which the Closing occurs and for the calendar year preceding the calendar year in which the Closing occurs, upon reasonable advance notice and at all reasonable times, to examine and to make copies of any and all such files, records, documents, and statements, which right shall survive the Closing. The provisions of this Section 9.16 shall survive the Closing.
Section 9.17    Computation of Periods; Business Days. All periods of time referred to herein shall, unless otherwise expressly provided, include all Saturdays, Sundays and State of California and federal holidays, provided that if the last date to perform any act or give any notice with respect hereto shall fall on a Saturday, Sunday or a State of California or federal holiday, such act or notice may be timely performed or given on the next succeeding Business Day. As used herein, the term “Business Day” shall mean a day that is not a Saturday, Sunday or State of California or federal holiday.
Section 9.18    Waiver. Any term, condition or provision hereof which is exclusively for the benefit of one party may unilaterally be waived by the benefited party. Except where expressly provided herein that silence or failure to respond is to be deemed an approval, election, waiver or consent, no waiver of any term, condition or provision hereof shall be effective unless in writing. The waiver by either party of a breach of any provision hereof shall not be deemed a waiver of any subsequent breach whether of the same or another provision hereof.
Section 9.19    Attorneys’ Fees. If legal action is commenced to enforce or to declare the effect of any provision hereof, or any document executed in connection herewith, the prevailing party shall be entitled to recover from the non-prevailing party attorneys’ fees, charges and disbursements and all other costs of enforcement (including, without limitation, fees and costs of expert witnesses and other retained consultants). In addition to the foregoing, the prevailing party in any lawsuit, arbitration or other enforcement action relating hereto or any document executed in connection herewith shall be entitled to recover its attorneys’ fees, charges and disbursements incurred in connection with any post judgment or award proceedings to collect or enforce the judgment or award. This provision is separate and several and shall survive the merger of this Agreement or any document executed in connection herewith into any judgment on this Agreement or any document executed in connection herewith. This provision shall survive the Closing or any termination of this Agreement.
Section 9.20    Exhibits and Schedules. All exhibits and schedules attached hereto are hereby incorporated by reference as though set out in full herein.
Section 9.21    Certain References. Whenever the singular number is used, and when required by the context, the same includes the plural, and the masculine gender includes the feminine and neuter genders. As used in this Agreement, “hereby”, “herein”, “hereof”, “hereto”, “hereunder” and “herewith” shall mean “by this Agreement”, “in this Agreement”, “of this Agreement”, “to this Agreement”, “under this Agreement” and “with this Agreement”, respectively. As used in this Agreement, unless otherwise indicated, “parties” shall refer to the parties to this Agreement. Unless otherwise expressly provided, all section and article references in this Agreement are to sections and articles, respectively, within this Agreement.
Section 9.22    Possession. Buyer shall be entitled to possession of the Property on the Closing Date, subject to the Permitted Exceptions.

Section 9.23    Time of the Essence. Time shall be of the essence with respect to all matters contemplated hereby.
Section 9.24    Exclusivity. From the Effective Date until the end of the Due Diligence Period or Closing if Buyer does not terminate this Agreement at the end of the Due Diligence Period, Seller will not solicit or accept offers or engage in negotiations with any other parties regarding the sale of Property.
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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:

MAGUIRE PARTNERS-PLAZA LAS FUENTES LLC, a Delaware limited liability company

By:	/s/ CHRISTOPHER M. NORTON
Name:	Christopher M. Norton
Title:	Executive Vice President - General Counsel

BUYER:

DOWNTOWN PROPERTIES HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ DAN LEE
Name:	Dan Lee
Title:

Signature Page to Purchase and Sale Agreement and Joint Escrow Instructions

JOINDER BY ESCROW AGENT

The undersigned Escrow Agent hereby (i) acknowledges that it has received this Agreement executed by Seller and Buyer, (ii) accepts the obligations of and instructions for the Escrow Agent set forth in this Agreement, and (iii) agrees to the provisions of Section 1.7 of this Agreement. Escrow Agent agrees to disburse and/or handle the Purchase Price, all other funds and all closing documents in accordance with this Agreement and any Additional Escrow Instructions.

ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY,
a California corporation

By:	/s/ MAURICE NERI
Name:	Maurice Neri
Title:	AVP

Joinder to Purchase and Sale Agreement and Joint Escrow Instructions